Exhibit 99.1
FOR IMMEDIATE RELEASE      Contacts:        Bill Chardavoyne
                                            Chief Financial Officer
                                            (310) 255-2229
                                            bchardavoyne@activision.com

                                            Kristin Mulvihill
                                            Sr. Director, Investor Relations
                                            (310) 255-2635
                                            kmulvihill@activision.com

                                            Maryanne Lataif
                                            VP, Corporate Communications
                                            (310) 255-2704
                                            mlataif@activision.com

         ACTIVISION POSTPONES COMMON STOCK OFFERING

Santa Monica, CA - September 27, 2001 - Activision, Inc. (Nasdaq: ATVI) announced today that it has decided to postpone its previously announced public offering of 6,000,000 shares of its common stock.

"We have decided to postpone the offering in light of the current market conditions and volatility resulting from recent events," stated Robert A. Kotick, Chairman and CEO of Activision, Inc. "We remain confident about the outlook for our business and the prospects for the interactive entertainment software industry generally. With $288 million of shareholders equity, $106 million of cash and only $5 million of debt as of June 30, 2001, Activision is in a very liquid and strong financial position."

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment software products. Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Japan, Australia and the Netherlands.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred
to such filing.                                    ###

                                                                    Exhibit 99.2
FOR IMMEDIATE RELEASE      Contacts:        Maryanne Lataif
                                            VP, Corporate Communications
                                            (310) 255-2704
                                            mlataif@activision.com

                     ACTIVISION ANNOUNCES ACQUISITION OF
                             TREYARCH INVENTION, LLC.

             Leading Developer of Action and Action-Sports Games
                Further Bolsters Activision's Market Position

Santa Monica, CA - October 3, 2001 -- Activision, Inc. (Nasdaq: ATVI) today announced that it has acquired Treyarch Invention, LLC., a leading console software developer with a focus on action and action-sports video games.

The acquisition further enables Activision to implement its multi-platform development strategy by bolstering the company's internal product development capabilities for the next-generation console systems, and strengthens Activision's leadership position in the action and action-sports genres. The transaction underscores Activision's commitment to acquiring proven technical and design talent that has a history of high-quality product creation, while overtime enhancing the company's financial operating model.

"Treyarch is an outstanding developer with an experienced management team and a very talented group of programmers, designers and artists," said Ron Doornink, President and COO of Activision, Inc. "The company's multi-platform development capabilities and proprietary cross-platform technologies complement Activision's rich brands - making them a natural fit."

 "We are tremendously pleased to be a part of Activision," said Don Likeness, president of Treyarch. "We look forward to developing the best action and action-sports games available and are confident that our multi-platform development strengths will contribute to Activision's ongoing success and leadership in the console marketplace."

Activision has had a long-standing relationship with Treyarch. The developer is currently in production on several Activision games, including Tony Hawk's Pro Skater 2x, Spider-Man The Movie, Shaun Palmer's Pro Snowboarder 2, Kelly Slater's Pro Surfer and Minority Report. Additionally, Treyarch has developed other popular games, including NHL 2K2, Triple Play Baseball, Nagano Olympic Hockey 98, Draconus: Cult of the Wyrm and Max Steel: Covert Missions.

Under the terms of the agreement, Treyarch becomes a wholly owned subsidiary of Activision. Treyarch equity holders and employees will receive 545,974 shares of Activision common stock in connection with the acquisition. Up to 224,077 additional shares of Activision common stock also may be issued to Treyarch's equity holders and employees over the course of several years depending on the satisfaction of certain performance requirements and other criteria. The transaction was structured as a tax-free reorganization and will be accounted for under the purchase accounting rules.

Activision does not expect this transaction to effect its previously announced revenue and earnings per share guidance for the fiscal year ended March 31, 2002 or for fiscal year 2003.

Headquartered in Santa Monica, CA, Treyarch was founded in 1996 and currently maintains five development teams and a cross-platform technology team. The company has numerous proprietary technologies that can be used to create compelling interactive entertainment experiences in the action and action-sports genres across multiple console platforms. As part of the transaction, Treyarch's management team and key employees have signed long-term employment contracts with Activision. The company has approximately 140 employees.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted revenues of $620 million for the fiscal year ended March 31, 2001.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Japan, Australia, and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at http://www.activision.com.

The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.
                                      ###